UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-155274

UNDER

THE SECURITIES ACT OF 1933

Celera Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2028576
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Kathy Ordoñez

President and Chief Executive Officer

1401 Harbor Bay Parkway

Alameda, California 94502

Telephone: (510) 749-4200

(Address, Including Zip Code, of Principal Executive Offices)

Celera Corporation 2008 Stock Incentive Plan

(Full title of the Plan)

Copy to:

Tad J. Freese

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025-3656

Telephone: (650) 328-4600

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

The Registration Statement on Form S-8 (Registration No. 333-155274) (the “Registration Statement”) of Celera Corporation, a Delaware corporation (“Celera”), dated as of November 10, 2008, pertaining to the registration of 20,000,000 shares of common stock of Celera, par value $0.01 per share (the “Common Stock,” with shares of Common Stock referred to as the “Shares”), to which this Post-Effective Amendment No. 1 relates.

Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics”), Spark Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Quest Diagnostics (“Purchaser”), and Celera entered into an Agreement and Plan of Merger, dated as of March 17, 2011, and as amended (the “Merger Agreement”), pursuant to which, among other things, Purchaser agreed to commence a tender offer (the “Offer”) to purchase all of the issued and outstanding Common Stock at a price of $8.00 per share (such amount the “Offer Price”), payable net to the holder in cash, without interest, subject to any applicable tax withholding. Following the acceptance for payment of the Shares pursuant to the Offer, upon the terms and subject to conditions set forth in the Merger Agreement, Purchaser agreed to merge with and into Celera, with Celera continuing as the surviving corporation and a wholly owned subsidiary of Quest Diagnostics (the “Merger”). In the Merger, each issued and outstanding Share (other than Shares held by Parent or Purchaser or any of their respective subsidiaries or Shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) would be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any applicable tax withholding. The Merger became effective on May 17, 2011 (the “Effective Time”).

As a result of the Merger, Celera has terminated the offering of Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by Celera in the Registration Statement to remove from registration, by means of a post-effective amendment, any Common Stock which remains unsold at the termination of the offering, Celera hereby removes from registration all Common Stock registered under the Registration Statement which remains unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, California, on May 17, 2011.

CELERA CORPORATION

By:	/s/ Kathy Ordoñez
	Name:	Kathy Ordoñez
	Title:	Chief Executive Officer (Principal Executive Officer)